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EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
             (in thousands except per common share data)

                                                                    Three Months Ended                       Nine Months Ended
                                                                       September 30                             September 30
                                                                 ------------------------------------------------------------------
 PRIMARY:                                                           1996             1995                    1996              1995
                                                                    ----             ----                    ----              ----

 Weighted average shares outstanding                               20,887            20,864                 20,771            20,722
                                                                  =======           =======                =======           =======

 Net Income                                                       $22,637           $18,684                $68,333           $49,603

 Less convertible preferred stock dividends                         1,258                 -                  1,258                 -
                                                                  -------           -------                -------           -------
 Total                                                            $21,379           $18,684                $67,075           $49,603
                                                                  =======           =======                =======           =======


 Net Income - per share                                           $  1.02            $  .90                  $3.23             $2.39
                                                                  =======           =======                =======           =======

 FULLY DILUTED:

 Weighted average of shares outstanding                            20,887            20,864                 20,771            20,722

 Assumed conversion of common stock equivalents                        12                12                     83                76

 Assumed conversion of convertible securities                       1,748                11                    687                23
                                                                  -------           -------                -------           -------
 Total                                                             22,647            20,887                 21,541            20,821
                                                                  =======           =======                =======           =======


 Net income                                                       $22,637           $18,684                $68,333           $49,603

 Add convertible debenture interest, net of federal income
 tax                                                                   57                65                    171               195
                                                                  -------           -------                -------           -------
 Total                                                            $22,694           $18,749                $68,504           $49,798
                                                                  =======           =======                =======           =======

 Net income - per share                                           $  1.00            $  .90                  $3.18             $2.39
                                                                  =======           =======                =======           =======

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